To:
SIFCO IRISH HOLDINGS LTD
6 Lapps Quary
1st Floor
Cork - Ireland
ATTN: Chief Financial Officer
Via email: cfosifcoirish@sifco.com

With copy to:
Avv. Nicola Paglietti
Studio Internazionale
Via Flaminia, 54-56
00196 Rome
Via certified email: n.paglietti@pec.stint.it

Milan, September 27 2024
RE: AMENDMENT TO THE SHARE PURCHASE AGREEMENT DATED 1ST AUGUST 2024
Dear Sirs,
Reference is made to the share purchase agreement entered into on 1st August 2024 (the “Agreement”) by and between Sifco Irish Holdings LTD (the “Seller”) and TB2 S.r.l. (the “Buyer”).
Capitalized terms used in this letter shall have the same meaning attributed to them in the Agreement.
In light of the fact that, with letter dated 13th September 2024, the Presidency of the Council of Ministers has communicated the suspension of the time-limits in connection with the authorization to perform the sale and purchase contemplated by the Agreement under the Golden Power rules and in light of the discussions between the Parties, the undersigned Buyer hereby proposes to amend Clauses 2.2 and 5.2 of the Agreement, as well as to modify other Clauses of the Agreement to take into account the positive development of the negotiations and the action to Closing, except for the delay due to the compelling reason of the Golden Power rules, as a force majeure event beyond the boundaries of the will of the Parties, in order to provide that:
(i)the Company shall issue a Credit Note in connection with its invoice no. CFE21000036/2021 raised on September 27, 2021 towards Sifco Industries for an amount of Euro 120.789,82 (subject to the right of the Parties, in consultation with the Company, to agree in good faith on a different payment reason), and the Company shall pay such amount plus the balance of the intercompany loan of Euro 17,331.76, for a total amount of Euro 138,121.58 to Sifco Industries on or before September 30, 2024, it being understood that such payment shall be considered as a Permitted Leakage and thus shall be considered as included, by way of amendment, in the definition of Permitted Leakage under clause 1.1 of the Agreement;
(ii)all Conditions provided for in Schedule 1, except for the grant of the Golden Power authorization, have been duly satisfied, as of the date hereof, or waived by the Buyer in accordance with Clause 2.1, and it is the intention of the Parties to proceed to Closing as quickly as possible upon release of the Golden Power authorization, within two (2) Business Days from the grant of such authorization in a date and time to be agreed between the Parties in good faith;
(iii)in the event the Closing Date shall not occur by October 4, 2024, Sifco Industries shall be authorized to revert an amount of Euro 100,000.00 (one hundred thousand/00) of its waiver of credit occurred on June 30, 2020 (subject to the right of the Parties, in consultation with the Company, to agree in good faith on a different payment reason), with the effect that, on or before the Closing Date, the Company shall pay to Sifco Industries such amount of Euro 100,000.00 (one hundred thousand/00), it being understood that such payment shall be considered as a Permitted Leakage and thus shall be considered as included, by way of amendment, in the definition of Permitted Leakage under clause 1.1 of the Agreement;
(iv)the Parties agree that, by way of partial amendment of Clause 4.2 of the Agreement, starting from October 5, 2024 and up to (and including) the Closing Date, the interest amount on the Purchase Price will accrue daily at a rate of sixteen (16)% per annum and shall be paid by the Buyer to the Seller in cash at Closing;
(v)the Parties agree that Clause 5.2(a)(ii) of the Agreement shall be modified replacing the date of September 30, 2024 with November 6, 2024, with the effect that, without prejudice to the preceding, under no circumstances the Closing Date can be extended beyond November 6, 2024, it being understood that in case no Closing occurs on or before November 6, 2024, then the Agreement, as hereby amended, shall automatically terminate and cease to have effect, subject however to the provisions of Clause 2.3, which shall remain in full force and effect unamended.
The Parties hereby acknowledge and agree that (i) this amendment no. 1 (the “Amendment”) together with the Agreement constitute one and the same agreement and (ii) unless expressly provided for under the above paragraphs, this Amendment shall not have any modificative effect on the terms and conditions of the Agreement which shall remain in full force and effect unamended.
Best regards
TB2 S.r.l.
_/s/_______________
Edoardo Barboni
Sole Director
For full and unconditional acceptance
Date: September 27, 2024
SIFCO Irish Holdings Ltd.
___/s/___________________
Tom Kubera
Director
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